FOR IMMEDIATE RELEASE	CONTACT:
May 11, 2010	Thomas Plotts, CFO (Interim), (212) 716-1977 x 222

ATRINSIC REPORTS OPERATING RESULTS FOR THE FIRST QUARTER 2010

KAZAA MUSIC SERVICE REACHES 100,000 SUBSCRIBERS

New York (May 11, 2010) - Atrinsic, Inc., (NASDAQ: ATRN), a leading Internet focused marketing company, announced first quarter (unaudited) 2010 results today.

Revenues for the first quarter of 2010 were $12.2 million compared with $23.5 million for the first quarter of 2009, a decrease of 48%.  Subscription revenue decreased by approximately $1.0 million, or 14%, to $6.0 million for the three months ended March 31, 2010, compared to $7.0 million for the three months ended March 31, 2009. Transactional & Marketing Services revenue decreased by approximately $10.4 million or 62% to $6.2 million for the three months ended March 31, 2010 compared to $16.6 million for the three months ended March 31, 2009.  The decrease in Transactional & Marketing Services revenue was primarily attributable to the reduction in discretionary advertising expenditures by our clients in the agency service portion of our business and the loss of certain accounts.

Operating expenses for the first quarter of 2010 were $15.4 million compared with operating expenses of $25.3 million in the first quarter of 2009, a decrease of approximately $9.9 million.  The decrease is primarily attributable to a reduced amount of purchased third party media, correlated to decreased revenues, and a reduction in labor and operating costs.

Adjusted EBITDA for the first quarter of 2010 was a loss of ($2.6) million compared with income of $0.1 million in the first quarter of 2009, a decrease of approximately $2.7 million. The decrease is primarily attributable to the decrease in revenue, partially offset by decreases in operating expenses, a portion of which Atrinsic has invested in new product and services development for future growth.  Adjusted EBITDA is a non-GAAP measure – see Supplemental Disclosure regarding Non-GAAP Measures below.

Net loss increased by ($2.2) million to ($3.4) million (($0.16) loss per basic and diluted share) for the first quarter of 2010, compared to net loss of ($1.2) million (($0.06) per basic and diluted share) for the first quarter of 2009.

As of March 31, 2010, the Company had $12.5 million of cash and cash equivalents with adequate working capital to support growth, business development initiatives, and capital activities for the next twelve months.

Subscription Services

We ended the first quarter of 2010 with approximately 330,000 subscribers, a year-over-year decrease of 160,000 net subscribers from the end of the first quarter of 2009.    The reduction in total subscribers on a year-over-year basis was principally a result of a reduction in mobile content subscribers (approximately 156,000 net losses), offset by an increase in subscribers to the Kazaa music service.  For the first quarter of 2010, we added 158,000 subscribers, the largest number of new additions since the first quarter of 2009.  Average revenue per user (or ARPU) increased approximately 27% year-over-year as a result of adding subscribers in higher ARPU subscription services.  During the first quarter of 2010,  total tracks downloaded on Kazaa increased 50% when compared to the fourth quarter of 2009.

    Jeffrey Schwartz, CEO of Atrinsic, noted “We are deeply focused on adding subscribers across a range of digital entertainment and lifestyle subscription products.  In particular, we are having success adding subscribers to the Kazaa music service.  We ended the first quarter with approximately 100,000 paying subscribers and a healthy trajectory on adding new subscribers.  Given the size of this market (approximately $4 billion spent annually on digital music growing at 25%, according to the International Federation of the Phonographic Industry), we feel we are well positioned in a rapidly growing market.  In Kazaa, we now jointly operate a top music subscription service that is approaching profitability and have a new product launch for Kazaa that is slated for early summer.  We believe Kazaa, and music subscriptions in general, is an area of opportunity and value creation for Atrinsic.”

All non-GAAP amounts have been adjusted from comparable GAAP measures. A description of all adjustments and reconciliations to comparable GAAP measures for all periods presented are included within this communication.

Business Update

Schwartz noted, “The financial results we are reporting today show that we are in the middle of a choppy transition to a business that is more tightly focused on digital subscriptions.  The area of the business that we believe has the highest potential to create enterprise value is adding subscribers in high-value categories with products and services that delight our customer base.  As we continue on this trajectory, our expectation is that the financial benefits and leverage of our business model will manifest itself in our results”.

About Atrinsic, Inc.

Atrinsic, Inc. is a leading Internet focused marketing company. We combine the power of the Internet with traditional direct response marketing techniques to sell entertainment and lifestyle subscription products directly to consumers. We also leverage our media network and marketing expertise to provide lead generation and search related marketing services to our corporate and advertising clients. We have developed our marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers. We believe our marketing media network and proprietary technology allows us to cost-effectively acquire consumers and provide targeted leads and marketing data to our corporate partners and advertisers.

Forward-Looking Statements

This press release contains “forward-looking” statements based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include the Company’s discussion relating to management’s current strategic priorities. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such risks include, among others, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  All information in this release is as of May 10, 2010. The Company does not undertake any obligation to update or revise these forward-looking statements to conform to actual results or changes in the Company’s expectations.

Supplemental Disclosure regarding Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following tables set forth the Company’s EBITDA and Adjusted EBITDA for the three month periods ending on March 31, 2010 and 2009, respectively. The Company defines “EBITDA” and “Adjusted EBITDA” as net income adjusted to exclude the following line items presented in its Statement of Operations: Equity in loss of investee, noncontrolling interest, income taxes, other expense (income), interest expense, interest and dividend income, net, depreciation and amortization, and in the case of Adjusted EBITDA non-cash equity based compensation. While this non-Generally Accepted Accounting Principles (“GAAP”) measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure is presented below.

The Company uses Adjusted EBITDA, among other things, and possibly with additional adjustments, to evaluate the Company’s operating performance, to value prospective acquisitions, and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides one of several links between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, it is our understanding that this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. The Company has elected to not adjust EBITDA for the impact of the adoption of ASC 718 (formerly FAS No.123R) and the Company has provided what it believes to be relevant supplemental information in this communication for analysis by others to fit their particular needs.

Since EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. EBITDA and Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider what information is excluded. As required by the SEC, the Company provides below a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable amount reported under GAAP.

Reconciliation of Reported Net Income (Loss)
To EBITDA and Adjusted EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009

Net loss attributable to Atrinsic	$(3,435)	$(1,187)

Reconciliation Items:
Equity in loss of Investee	110	85
Net (income) attributable to noncontrolling interest	-	(18)
Income taxes	64	(670)
Other expense (income)	43	(1)
Interest (income) expense and dividends, net	(1)	4
Depreciation and amortization	323	1,555

EBITDA	$(2,896)	$(232)

Non-cash equity based compensation	330	341

Adjusted EBITDA	$(2,566)	$109

Diluted Adjusted EBITDA
per Common Share	$(0.12)	$0.01

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$12,475	$16,913
Accounts receivable, net of allowance for doubtful accounts of $4,208 and $4,295	9,542	7,985
Income tax receivable	3,609	4,373
Prepaid expenses and other current assets	1,912	2,643

Total Current Assets	27,538	31,914

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $995 and $1,078	3,466	3,553
INTANGIBLE ASSETS, net of accumulated amortization of $4,242 and $8,605	7,080	7,253
INVESTMENTS, ADVANCES AND OTHER ASSETS	1,768	1,878

TOTAL ASSETS	$39,852	$44,598

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$5,074	$6,257
Accrued expenses	9,015	9,584
Deferred revenues and other current liabilities	852	725

Total Current Liabilities	14,941	16,566

DEFERRED TAX LIABILITY, NET	1,715	1,697
OTHER LONG TERM LIABILITIES	908	988

TOTAL LIABILITIES	17,564	19,251

STOCKHOLDERS' EQUITY
Common stock - par value $0.01, 100,000,000 authorized, 23,586,080 and 23,583,581 shares issued at 2010 and 2009, respectively; and, 20,844,762 and 20,842,263 shares outstanding at 2010 and 2009, respectively.	236	236
Additional paid-in capital	178,772	178,442
Accumulated other comprehensive income (loss)	26	(20)
Common stock, held in treasury, at cost, 2,741,318 shares at 2010 and 2009.	(4,992)	(4,992)
Accumulated deficit	(151,754)	(148,319)

Total Stockholders' Equity	22,288	25,347

TOTAL LIABILITIES AND EQUITY	$39,852	$44,598

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Subscription	$5,982	$6,974
Transactional and Marketing Services	6,218	16,574

REVENUE	12,200	23,548

OPERATING EXPENSES
Cost of media-third party	7,344	15,475
Product and distribution	4,362	2,254
Selling and marketing	950	2,785
General, administrative and other operating	2,440	3,266
Depreciation and amortization	323	1,555

	15,419	25,335

LOSS FROM OPERATIONS	(3,219)	(1,787)

OTHER (INCOME) EXPENSE
Interest income and dividends	(2)	(46)
Interest expense	1	50
Other expense (income)	43	(1)

	42	3

LOSS BEFORE TAXES AND EQUITY IN LOSS OF INVESTEE	(3,261)	(1,790)

INCOME TAXES	64	(670)

EQUITY IN LOSS OF INVESTEE, AFTER TAX	110	85

NET LOSS	(3,435)	(1,205)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING
INTEREST, AFTER TAX	-	(18)

NET LOSS ATTRIBUTABLE TO ATRINSIC, INC.	$(3,435)	$(1,187)

NET LOSS PER SHARE ATTRIBUTABLE TO ATRINSIC COMMON STOCKHOLDERS
Basic	$(0.16)	$(0.06)
Diluted	$(0.16)	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,844,123	20,790,942
Diluted	20,844,123	20,790,942

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(3,435)	$(1,187)
Adjustments to reconcile net loss to net cash
used in operating activities:
Allowance for doubtful accounts	15	988
Depreciation and amortization	323	1,555
Stock-based compensation expense	330	341
Deferred income taxes	16	(863)
Net loss attributable to noncontrolling interest	-	(18)
Equity in loss of investee	110	153
Changes in operating assets and liabilities of business, net of acquisitions:
Accounts receivable	(1,582)	1,179
Prepaid income tax	781	(225)
Prepaid expenses and other current assets	732	(593)
Accounts payable	(1,182)	3,404
Other, principally accrued expenses	(515)	(5,010)
Net cash used in operating activities	(4,407)	(276)

Cash Flows From Investing Activities
Cash paid to investees	-	(309)
Proceeds from sales of marketable securities	-	4,000
Capital expenditures	(29)	(214)
Net cash (used in) provided by investing activities	(29)	3,477

Cash Flows From Financing Activities
Repayments of notes payable	-	(20)
Purchase of common stock held in treasury	-	(939)
Net cash used in financing activities	-	(959)

Effect of exchange rate changes on cash and cash equivalents	(2)	(6)

Net (Decrease) Increase In Cash and Cash Equivalents	(4,438)	2,236
Cash and Cash Equivalents at Beginning of Year	16,913	20,410
Cash and Cash Equivalents at End of Period	$12,475	$22,646

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$-	$(4)
Cash refunded (paid) for taxes	$727	$(264)